Exhibit 99.1

Mountain Crest Acquisition 6 Corp. Announces the Separate Trading of its Ordinary Shares and Rights, Commencing on June 22, 2026

NEW YORK, June 17, 2026 (PRNEWSWIRE) – Mountain Crest Acquisition 6 Corp. (the “Company”) today announced that, commencing on June 22, 2026, holders of the 6,000,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”), may elect to separately trade the ordinary shares and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “MCAHU.” Any underlying ordinary shares and rights that are separated will trade on the NASDAQ under the symbols “MCAH” and “MCAHR,” respectively. Holders of Units will need to have their brokers contact the Company’s transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Units into ordinary shares and rights.

The Units were initially offered by the Company in an underwritten offering. D. Boral Capital (“D. Boral”) acted as sole book-running manager of the Offering. A registration statement on Form S-1 (File No. 333- 294891) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on April 29, 2026. The offering is being made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained from D. Boral Capital, 590 Madison Ave 39th floor, New York, NY 10022, by email at dbccapitalmarkets@dboralcapital.com, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mountain Crest Acquisition 6 Corp.

Mountain Crest Acquisition 6 Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts
Mountain Crest Acquisition 6 Corp.

Dr. Suying Liu
Chairman, CEO and CFO
524 Broadway, 11th Floor,

New York, NY 10012

(646) 493-6558